NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2014 Earnings

	Net income of $993,000 or $0.27 per diluted share
	Nonperforming assets only 0.87% to total assets
	Transactions accounts reach 55.6% of total deposits
WARRENTON, VA, May 6, 2014 - Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $993,000 for the quarter ended March 31, 2014 compared with $962,000 for the quarter ended March 31, 2013.  Basic and diluted earnings per share for the first quarter of 2014 were $0.27 compared with $0.26 per share in the first quarter of 2013.  Return on average assets (ROAA) was 0.68% and return on average equity (ROAE) was 7.76% for the first quarter of 2014 compared with 0.66% and 8.12%, respectively, for the first quarter of 2013.
Randy Ferrell, President and CEO said, "Our first quarter results provide a solid start to 2014.  Families continue to come to The Fauquier Bank for financial planning and other wealth management services, and we've seen strong growth in that area.  The quality of our loans continues to improve, with non-performing assets and net charge-offs at the lowest levels we have seen in three years."
Net interest margin was 3.62% and 3.59% for the quarters ended March 31, 2014 and 2013, respectively.  Net interest income for the first quarter of 2014 increased slightly to $4.86 million when compared with $4.84 million for the same period in 2013.  The increase in net interest income was attributable to less interest expense paid on Federal Home Loan Bank (FHLB) advances partially offset by a decrease in interest and fees on loans.  The average yield on earning assets declined 14 basis points to 4.10% while cost of funds decreased 19 basis points to 0.59% from the first quarter 2013.
During the first quarter of 2014, there was no provision for loan losses recorded compared with $167,000 in the prior year quarter.  Net loan charge-offs totaled $36,000 for the current quarter compared with $337,000 of net charge-offs in the prior year quarter.  The ratio of net charge-offs to average loans outstanding for the first quarter of 2014 was 0.01% compared with 0.07% for 2013.  Allowance for loan losses was $6.6 million or 1.49% of total loans at March 31, 2014 compared with $6.1 million or 1.35% at March 31, 2013.

Nonperforming assets were $5.3 million or 0.87% of total assets at March 31, 2014, compared with $7.6 million or 1.23% of total assets at December 31, 2013 and $11.9 million or 1.99% of total assets at March 31, 2013.  Included in nonperforming assets at March 31, 2014 were $2.0 million of nonperforming loans, $1.4 million of other real estate owned and $1.9 million of nonperforming corporate bond investments.  The ratio of nonperforming loans to total loans at the period's end was 0.45% at March 31, 2014 compared with 2.31% for the same period in 2013.

Ferrell said, "This is the sixth consecutive quarter nonperforming loans have declined.  Our nonperforming loan exposure is 80 percent lower than in March of 2013.  We are increasing our focus and resources on the expansion of our loan product lines, specifically for government contractors and commercial and industrial lending."

The bank has announced the closing of the Old Town Manassas branch in May, and will open a larger and more accessible Centreville Road – Manassas branch in mid-year. In addition, a new branch in Gainesville, VA, one of the fastest growing areas of Northern Virginia, is expected to open at about the same time.  "We are strategically configuring our branch locations to better meet the needs of our customers," Ferrell said.  "We expect to see good gains in deposits and other customer services."

Noninterest income decreased $18,000 to $1.42 million for the quarter ended March 31, 2014 compared with $1.44 million for the first quarter 2013.  Noninterest expense increased $142,000 to $4.98 million for the first quarter 2014 compared with $4.84 million for the same period in 2013.  Included in noninterest expense, is a gain on the sale of Other Real Estate Owned (OREO) recognized in the first quarter 2014 in the amount of $130,000.
Total assets were $604.7 million at March 31, 2014 compared with $596.8 million at March 31, 2013.  Total loans, net were $439.0 million at March 31, 2014 compared with $443.6 million at March 31, 2013.  Total deposits increased to $527.7 million at March 31, 2014 compared with $509.6 million at March 31, 2013.  Transaction deposits (Demand and interest checking) grew $24.6 million to $293.5 million compared with $268.9 million in the first quarter of 2013. Transaction accounts now represent 55.6% of total deposits.
At March 31, 2014, the Company's leverage ratio was 9.54%, compared with 9.09% at March 31, 2013. The Company's tier 1 and total risk-based ratios were 13.57% and 14.83%, respectively, at March 31, 2014 and 12.42% and 13.67% at March 31, 2013. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio.
Fauquier Bankshares 2014 Annual Meeting will be held at The Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia on Tuesday, May 20, 2014 at 9:30 a.m. Fauquier Bankshares' stock price closed at $15.50 per share on May 5, 2014.  For additional information about Fauquier's products and services, including a more extensive investor presentation with comparisons of the Company's performance to peer institutions, please visit www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.
Source: Fauquier Bankshares, Inc.(FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

EARNINGS STATEMENT DATA:
Interest income	$5,508	$5,735	$5,841	$5,748	$5,721
Interest expense	651	671	689	824	878
Net interest income	4,857	5,064	5,152	4,924	4,843
Provision for loan losses	-	500	333	800	167
Net interest income after provision for loan losses	4,857	4,564	4,819	4,124	4,676
Noninterest income	1,422	1,827	1,689	1,739	1,440
Noninterest expense	4,983	4,513	4,926	4,826	4,841
Income (loss) before income taxes	1,296	1,878	1,582	1,037	1,275
Income taxes	303	477	418	233	313
Net income (loss)	$993	$1,401	$1,164	$804	$962

PER SHARE DATA:
Net income per share, basic	$0.27	$0.38	$0.31	$0.22	$0.26
Net income per share, diluted	$0.27	$0.37	$0.31	$0.22	$0.26
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,720,491	3,713,342	3,713,342	3,713,342	3,703,039
Average diluted shares outstanding	3,734,897	3,734,812	3,731,888	3,728,754	3,715,585
Book value at period end	$14.09	$13.80	$13.16	$12.95	$12.98
BALANCE SHEET DATA:
Total assets	$604,673	$615,774	$595,449	$590,899	$596,767
Loans, net	439,004	444,710	448,524	436,084	443,591
Investment securities	57,145	55,033	51,562	50,067	47,839
Deposits	527,717	540,204	522,803	519,329	509,604
Transaction accounts (Demand & interest checking accounts)	293,503	310,930	295,697	278,230	268,930
Shareholders' equity	52,557	51,227	48,885	48,103	48,209
PERFORMANCE RATIOS:
Net interest margin(1)	3.62%	3.60%	3.76%	3.60%	3.59%
Return on average assets	0.68%	0.91%	0.78%	0.54%	0.66%
Return on average equity	7.76%	11.16%	9.51%	6.65%	8.12%
Efficiency ratio(2)	79.97%	65.73%	70.76%	71.13%	75.59%
Yield on earning assets	4.10%	4.07%	4.25%	4.19%	4.24%
Cost of interest bearing liabilities	0.59%	0.58%	0.61%	0.72%	0.78%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
ASSET QUALITY RATIOS:
Nonperforming loans	$2,002	$2,184	$5,060	$6,698	$10,368
Other real estate owned	1,406	4,085	1,406	1,406	1,406
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	1,861	1,300	128	96	79
Total nonperforming assets	5,269	7,569	6,594	8,200	11,853
Restructured loans still accruing	8,598	8,613	8,564	8,484	7,384
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	7,017	7,917	3,629	3,220	-
Other loans past due 90 or more days and still accruing	358	506	1	355	-
Total nonperforming and other risk assets	$21,242	$24,605	$18,788	$20,259	$19,237

Nonperforming loans to total loans, period end	0.45%	0.48%	1.11%	1.51%	2.31%
Nonperforming assets to period end total assets	0.87%	1.23%	1.11%	1.39%	1.99%
Allowance for loan losses	$6,631	$6,667	$6,481	$6,836	$6,088
Allowance for loan losses to period end loans	1.49%	1.48%	1.42%	1.54%	1.35%
Allowance for loan losses as percentage of nonperforming loans, period end	331.22%	305.27%	128.10%	102.06%	58.72%
Net loan charge-offs for the quarter	$36	$315	$688	$51	$337
Net loan charge-offs to average loans	0.01%	0.07%	0.15%	0.01%	0.07%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.54%	9.24%	9.31%	9.08%	9.09%
Tier 1 risk-based capital ratio	13.57%	13.28%	12.93%	12.72%	12.42%
Total risk-based capital ratio	14.83%	14.54%	14.18%	13.97%	13.67%
Tangible equity to total assets	8.69%	8.32%	8.21%	8.14%	8.08%